Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Shine Media Acquisition Corp.

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated July 28, 2005, on the financial statements of Shine Media Acquisition Corp. (a corporation in the development stage) as of July 18, 2005 and for the period from June 24, 2005 (inception) to July 18, 2005, which appears in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

September 19, 2005